Exhibit 11
KIMBALL INTERNATIONAL, INC.
COMPUTATION OF EARNINGS PER SHARE

(Unaudited)	Three Months Ended	Three Months Ended
(Amounts in Thousands, Except for Per Share Data)	December 31, 2016	December 31, 2015

Basic Earnings Per Share:
Dividends Declared	$2,250	$2,071
Undistributed Earnings	6,467	4,431
Net Income	$8,717	$6,502
Average Basic Shares Outstanding	37,234	37,421
Basic Earnings Per Share	$0.23	$0.17
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$2,269	$2,081
Undistributed Earnings	6,448	4,421
Net Income	$8,717	$6,502
Average Diluted Shares Outstanding	37,544	37,617
Diluted Earnings Per Share	$0.23	$0.17
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$8,717	$6,502
Assumed Dividends Payable on Dilutive Shares	19	10
Increase (Reduction) in Undistributed Earnings	(19)	(10)
Net Income Used for Diluted EPS Calculation	$8,717	$6,502
Average Shares Outstanding for Basic EPS Calculation	37,234	37,421
Dilutive Effect of Average Outstanding Compensation Awards	310	196
Average Shares Outstanding for Diluted EPS Calculation	37,544	37,617

(Unaudited)	Six Months Ended	Six Months Ended
(Amounts in Thousands, Except for Per Share Data)	December 31, 2016	December 31, 2015

Basic Earnings Per Share:
Dividends Declared	$4,523	$4,142
Undistributed Earnings	15,192	7,982
Net Income	$19,715	$12,124
Average Basic Shares Outstanding	37,421	37,468
Basic Earnings Per Share	$0.53	$0.32
Diluted Earnings Per Share:
Dividends Declared and Assumed Dividends on Dilutive Shares	$4,577	$4,184
Undistributed Earnings	15,138	7,940
Net Income	$19,715	$12,124
Average Diluted Shares Outstanding	37,876	37,848
Diluted Earnings Per Share	$0.52	$0.32
Reconciliation of Basic and Diluted EPS Calculations:
Net Income Used for Basic EPS Calculation	$19,715	$12,124
Assumed Dividends Payable on Dilutive Shares	54	42
Increase (Reduction) in Undistributed Earnings	(54)	(42)
Net Income Used for Diluted EPS Calculation	$19,715	$12,124
Average Shares Outstanding for Basic EPS Calculation	37,421	37,468
Dilutive Effect of Average Outstanding Compensation Awards	455	380
Average Shares Outstanding for Diluted EPS Calculation	37,876	37,848